Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 4 to Registration Statement No. 333-176604 on Form S-11 of Preferred Apartment Communities, Inc. of our report dated June 23, 2011 related to the statement of revenues and certain operating expenses of the Acquired Property (Oxford Trail) for the year ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 17, 2013